Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-257799, 333-260479, 333-263752, 333-271095, 333-275259, 333-275347, and 333-275348) and Form S-8 (File Nos. 333-178828, 333-211610, 333-231593 and 333-256431) of Vital Energy, Inc. of our report dated December 5, 2023, with respect to the statements of revenues and direct operating expenses of certain properties of Granite Ridge Resources, Inc. operated by Henry Energy LP for the years ended December 2022 and 2021 included in Vital Energy, Inc.'s current report on this Form 8-K/A.

FORVIS, LLP

/s/ FORVIS, LLP

Dallas, Texas

December 22, 2023